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FINANCIAL INDUSTRIES CORPORATION

Name of Registrant as Specified In Its Charter

John A. Fibiger and David Porter (Improve FIC)

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IMPROVE FIC
904 West Avenue, Suite 100
Austin, Texas 78701
(512) 479-6777

December 26, 2006

Dear Fellow Financial Industries Corporation Shareholder:

We are Improve FIC, a committee of concerned shareholders of Financial Industries Corporation (the “Company” or “FIC”). We previously sent you a proxy statement and GOLD PROXY CARD to be voted at the Company’s December 6, 2006 Annual Meeting of Shareholders and at any adjournments, postponements, or rescheduling thereof (the “Annual Meeting”). The proxy statement and GOLD PROXY CARD detailed our proposals and set forth a slate of director nominees to be voted on at the Annual Meeting. We asked you to support our proposals and to elect our nominees by voting your GOLD PROXY CARD prior to December 6, 2006.

We are writing to inform you that FIC’s Annual Meeting of Shareholders has been adjourned to January 16, 2006 at 10:00 a.m, as enforced by court order. You still have time to join many of your fellow shareholders in supporting our proposals, our nominees, and our plans for the Company’s future by voting the enclosed GOLD PROXY CARD now.

CAN YOU AFFORD TO TRUST THE CURRENT BOARD?

Since being elected in July of 2003, FIC’s current board has NEVER stood for re-election, and has NEVER held a shareholders’ meeting. This is despite the fact that FIC’s bylaws, and Texas state law, require FIC to hold shareholders meetings for the election of directors annually.

While doing all it can to dodge a shareholders meeting, the incumbent board has taken a number of actions that Improve FIC believes have not been in the best interest of the Company or its shareholders. For example:

•
In June, 2005, the Company sold its largest single asset, River Place Pointe, for $103 million. The Company completed the sale without any evidence of putting the property on the market or soliciting competitive bids (no commercial real estate agent was engaged, and the property was never put in the MLS system). By pointing to the depreciation of the buildings on the Company’s books, management claimed that the property was sold at a profit, but in reality, the sale price was lower than the original cost of the property.

•
In December, 2006, the Company announced the sale of Family Life Insurance Company (“Family Life”), one of two insurance subsidiaries that combined constitute a majority of FIC’s value. The announced sale price of $28 million represents LESS THAN half of the $60 million book value recorded by FIC for Family Life.

(SEE BACK)

THE CURRENT BOARD’S TRACK RECORD

The Current Board’s track record provides plenty of evidence of the pressing need for change:

•	Nasdaq has DELISTED the Company’s stock.

•	The Company’s share trading price has FALLEN DRAMATICALLY—from $15.20 on July 31, 2003 (when the current Board took over), to $7.30 on December 20, 2006.

•	The combined statutory investment income of the Company’s two insurance subsidiaries has decreased from $41.6 million in 2003 to $34.4 million in 2004 and to $31.8 million in 2005.

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The Company’s 2003 audited financial statements were filed with the SEC a year and a half late. The Company’s 2004 audited financials were not filed until October 30, 2006, again a year and a half late. The 2005 fiscal year financials remain unaudited. The Company has incurred approximately $20 million in accounting fees during the current board’s tenure, but still has no internal auditor and does not have current audited financial statements.

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The recently filed 2004 fiscal year financial statements show that during the current board's first complete year in office, the Company’s investment income was down $4.6 million, while audit expenses (including auditing, actuarial, accounting, consulting, and legal fees) increased from $2.1 million in 2002 to $8.7 million in 2004.  The filing also shows a $14.4 million loss. This compares to a loss of less than $5 million in 2002.

A REAL PLAN FOR FIC

Improve FIC has assembled a team of experienced professionals to breathe fresh life into a troubled insurance company, which has had an interim CEO for more than a year, and before that had a CEO with no insurance company experience who was forced to resign. Our nominees were carefully selected based on experience, expertise in the life insurance industry, and track records of exercising strong, independent judgment. Five of our eight directors have served as senior officers at life insurance operations.

We believe John Fibiger, a member of our board slate, is an ideal candidate to be CEO and Chairman of the Board of FIC. Mr. Fibiger boasts an impressive resume, which includes two troubled-company turnarounds and experience leading Transamerica Life. Mr. Fibiger has been in contact with several top insurance company executives who have expressed great interest in assisting Mr.Fibiger to turn the Company around.

YOUR VOTE IS IMPORTANT

We urge you to vote your GOLD PROXY CARD. It is time for experienced leadership and the advancement of shareholders’ interests, at FIC.

Improve FIC’s proxy statement and other relevant documents are available for free at www.sec.gov.  You may also obtain a free copy of Improve FIC’s definitive proxy statement by contacting D.F. King & Co., Inc. toll-free at (800) 714-3313.  If you have any questions about Improve FIC or how to vote, please call (512) 479-6777.